LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

BY AND AMONG

THE MEMBERS OF

CRX BIO HOLDINGS LLC

AND

NEXIEN BIOPHARMA, INC.

DATED OCTOBER 26, 2018

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List of Exhibits:
Exhibit 2.3(a)(iii)	Form of Restrictive Covenant Agreement
Exhibit 2.3(a)(iv)	Form of Stock Restriction Agreement
Exhibit 2.3(a)(v)	Form of Assignment and Assumption Agreement
Exhibit 2.3(a)(viii)	Form of Scientific Advisory Board Agreement
Exhibit 3.4	Company Limited Liability Company Agreement

List of Schedules:
Schedule 1.1	Permitted Encumbrances
Schedule 2.5(b)	Services to be Provided by Sellers
Schedule 3.2	Foreign Qualification Jurisdictions
Schedule 3.6(b)	Sellers’ Filings, Consents and Approvals
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	GAAP Exceptions
Schedule 3.7(c)	Undisclosed Liabilities
Schedule 3.10	Governmental Permits
Schedule 3.11	Real Property Leases
Schedule 3.12	Personal Property Leases
Schedule 3.13	Intellectual Property (General)
Schedule 3.13(e)	Registered Intellectual Property and Software
Schedule 3.16(a)	Material Contracts
Schedule 3.16(b)	Defaults
Schedule 3.21	Transactions with Affiliates
Schedule 3.22	Bank and Brokerage Accounts
Schedule 4.4	Buyer’s Filings, Consents and Approvals
Schedule 6.2	Sellers’ Required Consents
Schedule 7.2	Buyer’s Required Consents
Schedule 9.1(e)	Certain Approvals

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LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

This Limited Liability Company Interest Purchase Agreement (“Agreement”) is made as of October 26, 2018, by and among Nexien BioPharma, Inc., a Delaware corporation (“Buyer”), and Joseph Aceto (“Aceto”), Frank Manganella (“Manganella”), Jeremy Reeh (“Reeh”), Alex Wasyl (“Wasyl”), Robert McKean, and Michael Fenn (collectively, “Sellers”).

RECITALS

WHEREAS, CRX Bio Holdings LLC (the “Company”) engages in the research and development of advanced formulation and drug delivery systems with a focus on parenteral RoA for bioavailability and PK/PD enhancement;

WHEREAS, Sellers own all of the issued and outstanding limited liability company interests in the Company; and

WHEREAS, the Sellers desire to sell, transfer and assign, and Buyer desires to purchase, accept and assume from Sellers, all of the outstanding limited liability company interests in the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 (and terms defined in other sections of this Agreement that are not listed in this Section 1.1) and shall be equally applicable to both the singular and plural forms.

“Action” means any claim, action, suit, arbitration, mediation, proceeding, or investigation by or against any Person before any Governmental Authority, before an arbitrator or arbitral body or mediator, or asserted directly against the Company or any of its Affiliates.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under Common Control with such Person. Following the Closing, Buyer’s Affiliates shall include the Company.

“Agreement” means this Limited Liability Company Interest Purchase Agreement, including the Annexes, Exhibits, and Schedules attached hereto.

“Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or Sellers under this Agreement or in connection herewith, in each case, as the context requires, including, but not limited to, the Restrictive Covenant Agreements, Stock Restriction Agreements, and Scientific Advisory Board Agreements, in form and substance reasonably satisfactory to Buyer and Sellers as attached as exhibits hereto.

“Applicable Survival Period” has the meaning specified in Section 8.1(a).

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“Bad Boy Act” means any act by, in each case prior to the Closing, any Seller, the Company’s members or its managing member (i) of willful or intentional misconduct, (ii) in violation of any criminal law, (iii) of fraud, or (iv) in willful or intentional breach of any of the terms and conditions set forth in this Agreement.

“Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date included in Schedule 3.7(a).

“Balance Sheet Date” means the Closing Date.

“Bankruptcy and Equity Exceptions” has the meaning specified in Section 3.5.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Denver, Colorado are authorized or obligated by law or executive order to close.

“Buyer” has the meaning specified in the preamble of this Agreement.

“Buyer’s Fundamental Representations” means, collectively, those representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.7 and Section 4.8.

“Change of Control” means any Person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934 (other than Buyer) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding partnership interests of the Company by means of merger, stock sale, recapitalization, exchange, consolidation or other similar transaction.

“Claim Notice” has the meaning specified in Section 8.4.

“Closing” means the closing of the transactions contemplated under this Agreement.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Shares” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the first recital of this Agreement.

“Company Assets” means all of the assets and properties that are owned, leased or licensed by the Company.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under Common Control with” shall have correlative meanings.

“Deferred Compensation Plan” means any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and the Treasury Regulations promulgated thereunder and that is subject to Section 409A of the Code.

“Effective Time” shall mean 11:59 p.m. Eastern daylight saving time on the Closing Date.

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“Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, deed of trust, encroachment, pledge, easement, covenant, right of first refusal, encroachment, right-of-way, conditional sale or other title retention agreement, option, preemptive right, defect in title or other adverse claims or restrictions of a similar nature.

“Financial Statements” has the meaning specified in Section 3.7(a).

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect at the time to which the related reference to such principles pertains.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body, board, department, instrumentality or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Permits” has the meaning specified in Section 3.10.

“Hazardous Materials” means (i) any chemical, waste, substance or material (whether solid, liquid or gas) designated, listed, defined, or classified by a Governmental Authority as ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, contaminant, agent, waste, chemical, by-product, process-intermediate product or other material or substance (whether solid, liquid or gas) that is defined as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “special waste,” “toxic substance,” “toxin,” “radioactive,” “dangerous,” “ignitable,” “corrosive,” “reactive,” or “hazardous”; (iii) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene and any other product, substance or material derived from or commingled with any petroleum product), off-specification commercial chemical product, solid waste, radioactive material, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter, airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; or (iv) any substance, material or waste that, as regulated by a Governmental Authority, requires remedial action.

“Income Tax” means any and all Taxes (however denominated) imposed upon or measured by net income, plus any interest, penalties, or additions imposed upon, or with respect to, any such taxes or in respect of any failure to comply with any requirement regarding Tax Returns for such taxes.

“Indebtedness” means any of the following (without duplication):

(a) indebtedness for borrowed money;

(b) obligations evidenced by notes, bonds, debentures or similar instruments;

(c) obligations to pay the deferred purchase price of property or services (except trade accounts payable and other liabilities arising in the ordinary course of business that are not more than 60 days past due);

(d) payment obligations under conditional sale agreements or title retention agreements;

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(e) obligations as lessee under capitalized leases (or leases that, under GAAP, should be recorded as capital leases);

(f) obligations, contingent or otherwise, under acceptance credit, letters of credit (and related reimbursement agreements) or similar facilities;

(g) the net liability under interest rate, currency or commodity derivatives or hedging transactions;

(h) any indebtedness (including the types specified in (a) through (g) of this definition) that a Person guarantees or with respect to which a Person otherwise assures a creditor against loss;

(i) any indebtedness secured by an Encumbrance on the Person’s assets, even if that Person has not assumed or become liable for the payment of that indebtedness; and

(j) all accrued interest, premiums, penalties and other fees or charges payable in connection with any of the foregoing.

“Indemnified Party” has the meaning specified in Section 8.4.

“Indemnitor” has the meaning specified in Section 8.4.

“Insurer” or “Insurers” means any private mortgage insurer and any insurer or guarantor (and, in each case, any successor thereto) under any standard hazard insurance policy, any flood insurance policy, any title insurance policy, or any earthquake insurance policy.

“Intellectual Property” means: (i) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (iii) trademarks, service marks, logos, internet domain names, and trade names, and registrations and applications for registration, together with all of the goodwill associated with, any of the foregoing and (iv) confidential and proprietary ideas, know-how, trade secrets, concepts, methods, techniques, data, reports, business plans, customer, vendor, and prospect lists and other information (collectively, “Trade Secrets”).

“Interim Period” means the period beginning on the Signing Date and ending at the Effective Time.

“Knowledge of Sellers” means, as to a particular matter, the actual knowledge, after reasonable due inquiry, of: (i) Joseph Aceto, (ii) Frank Manganella, (iii) Jeremy Reeh and/or (iv) Alex Wasyl.

“Legacy Liabilities” means, notwithstanding any disclosure by Sellers in the Schedules or Exhibits to this Agreement, any Liabilities (including any repurchase and/or indemnification claims) arising from the operation of the Company’s business prior to the Closing Date.

“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, and including all costs and expenses related thereto.

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“LLC Interest” means any membership or other interest in the income, profits or equity of the Company.

“Loss” or “Losses” means all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including (a) expenses (including costs of investigation and defense of any claim, Action or proceeding and the reasonable fees and charges of attorneys, accountants and other experts and consultants); (b) fines, penalties, judgments, payments in settlement of a claim, Action or proceeding or made in compliance with any judicial order; (c) payments made and costs incurred under indemnification obligations to other Persons, other costs and payments (including the expenses of enforcing indemnification rights asserted under this Agreement); and (d) all other Liabilities, deficiencies or diminution of value; provided, however, (i) in no event will “Loss” or “Losses” include any remote, speculative, indirect, punitive or exemplary damages (other than punitive or exemplary damages actually incurred in connection with a Third Party Claim), and (ii) in the event that any Loss that gives rise to the right to receive indemnification under this Agreement results in a Tax benefit to the Indemnified Party or an Affiliate thereof, the amount of Losses otherwise recoverable under Article IX by such Indemnified Party shall be determined net of any and all Tax benefits actually received by the Indemnified Party or such Affiliate thereof.

“Material Adverse Effect” means any effect, event, condition, occurrence, fact, variation, development, circumstance or change that has resulted in, or that may reasonably be expected to result in, a material adverse effect on the business, operations, prospects, assets, Liabilities, results of operations or financial condition of the Company, the LLC Interests and/or this Agreement or the Ancillary Agreements provided, however, that any adverse effect, event, condition, occurrence, fact, variation, development, circumstance or change arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) the United States economy, the global economy, in each case, as a whole, or the industry or markets in which the Company operates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in Requirements of Law; (vi) the taking of any action contemplated by this Agreement or any of the Ancillary Agreements; (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (viii) changes resulting from the announcement of the execution of this Agreement or any of the transactions contemplated hereby or other communication by Buyer or any of its Affiliates of their plans or intentions with respect to the Company’s business, including losses or threatened losses of Persons having relationships with the Company; or (ix) any failure by the Company to meet any internal projections or forecasts.

“Material Contract” has the meaning specified in Section 3.16(a).

“Owned Intellectual Property” means Intellectual Property owned by the Company.

“Parties” means the parties to this Agreement.

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“Permitted Encumbrances” means (i) Encumbrances for Taxes and other charges and assessments by Governmental Authorities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) other Encumbrances or imperfections on property that do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection, (iv) all deposits that have been made in the ordinary course of business with any Governmental Authorities in connection with a governmental authorization, registration, filing, license, permit or approval and (v) all Encumbrances listed on Schedule 1.1.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, association, joint-stock company, limited liability partnership, firm, trust, estate, unincorporated organization, Governmental Authority or other legal entity.

“Post-Closing Tax Period” means any taxable year or period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date.

“Purchase Consideration” has the meaning specified in Section 2.1.

“Registered IP” means patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered copyrights, domain names, and applications to register any of the foregoing.

“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor Environmental Medium, including: (i) the movement of Hazardous Materials through, in, under, above, or from any Environmental Medium; (ii) the movement of Hazardous Materials off-site from any real property; and (iii) the abandonment of barrels,

“Requirements of Law” means any order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Authority, as in effect at the applicable time.

“Restrictive Covenant Agreement” shall mean the restrictive covenant agreement in the form of Exhibit 2.3(a)(iii) between each of the Sellers and Buyer.

“Scientific Advisory Board Agreement” shall mean the scientific advisory board agreement in the form of Exhibit 2.3(a)(ix) between each of the Company’s scientific advisors and Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” has the meaning specified in Section 5.4(a).

“Sellers” has the meaning specified in the preamble of this Agreement.

“Seller Fundamental Representations” means, collectively, those representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.13, and Section 3.14.

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“Shares” means the unregistered shares of common stock of Buyer.

“Signing Date” means October 26, 2018.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing, but excluding any commercially available “off-the-shelf” or “shrink-wrap” software that is licensed or sold to end users on a non-exclusive basis.

“Straddle Tax Period” means any taxable year or period beginning before the Closing Date and ending after the Closing Date.

“Stock Restriction Agreement” shall mean the stock restriction agreement in the form of Exhibit 2.3(a)(iv) between Buyer and each Seller.

“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, stamp transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including under any unclaimed property statute, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Proceeding” has the meaning set forth in Section 5.1(c).

“Tax Return” means any return, report or similar statement provided or required to be provided with respect to any Tax (including any attached schedules), including any information return, amended return or declaration of estimated Tax, and any return of an affiliated, combined or uniting group.

“Termination Date” has the meaning set forth in Section 9.1(e).

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property in this Section 1.1.

Section 1.2. Interpretation and Construction. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; and (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the Parties. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement or any Ancillary Agreement; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, in each case through the Closing Date. The Annexes, Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

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ARTICLE II

PURCHASE AND SALE; CLOSING; POST-CLOSING ACTIONS

Section 2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing, Buyer shall purchase the LLC Interests from Sellers, and the Sellers shall sell and transfer the LLC Interests to Buyer, free and clear of any Encumbrances, for a purchase price of Eleven Million (11,000,000) Shares (the “Purchase Consideration”). Aceto, Manganella, Reeh and Wasyl, being all of the managers of the Company, by execution of this Agreement, hereby consent to the transfer of the LLC Interests of the Sellers to Buyer. At the Closing, Buyer shall issue to the Sellers One Million One Hundred Thousand (1,100,000) Shares without forfeiture restrictions (the “Closing Shares”) and Nine Million Nine Hundred Thousand (9,900,000) Shares subject to forfeiture restrictions, in accordance with the Stock Restriction Agreement. Unless accelerated vesting is triggered under the terms of the Stock Restriction Agreement, these remaining Shares shall not be registered under the Securities Act and shall be released to the Sellers according to the following vesting schedule:

●	10% shall be fully vested upon the Closing;
●	30% shall be fully vested 12 months following the Closing;
●	30% shall be fully vested 24 months following the Closing; and
●	30% shall be fully vested 36 months following the Closing.

Any Seller who is not then providing services to the Buyer or any of Buyer’s subsidiaries on any vesting date, whether through voluntary termination or termination “for cause,” will forfeit his unvested Shares, which will be cancelled. “For Cause” shall mean any of the following:

●	Fraud, embezzlement, or theft;
●	Willful misconduct damaging to the Buyer, its reputation, products, services, or customers;
●	Intentional violation of any law or regulation;
●	Any unauthorized disclosure of any trade secret or confidential information of the Buyer or a subsidiary;
●	Continued failure to perform duties owed to the Buyer; and
●	Being charged with a felony or a misdemeanor involving moral turpitude.

Section 2.2. Closing. The Closing shall be consummated on October 26, 2018, but subject to all of the conditions set forth in Articles VII and VIII having been satisfied or waived in writing, at the offices of Doida Law Group LLC, or on such other day and at such other place as shall be agreed upon in writing by the Parties. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

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Section 2.3. Closing Deliveries.

(a) At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i) a copy of the limited liability company agreement of the Company certified by the President of the Company;

(ii) evidence dated as of a date not more than ten (10) Business Days prior to the Closing Date as to the Company’s good standing or subsistence, issued by the Secretary of State of Delaware;

(iii) the restrictive covenant agreements in the form of Exhibit 2.3(a)(iii) (the “Restrictive Covenant Agreements”) executed by each of the Sellers;

(iv) the Stock Restriction Agreement executed by each of the Sellers in the form of Exhibit 2.3(a)(iv);

(v) an assignment and assumption agreement in the form of Exhibit 2.3(a)(v) transferring the LLC Interests to the Buyer executed by each of the Sellers and the Company;

(vi) evidence reasonably satisfactory to Buyer that all of the Intellectual Property presently being used in the business of the Company has been transferred to the Company and are owned by the Company without any encumbrances thereon;

(vii) the certificate referred to in Section 6.1; and

(viii) the scientific advisory board agreements in the form of Exhibit 2.3(a)(viii) (the “Scientific Advisory Board Agreements”) executed by Robert McKean and Michael Fenn.

(b) At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(i) the Closing Shares;

(ii) an assignment and assumption agreement in the form of Exhibit 2.3(a)(iii) transferring the LLC Interests to the Buyer, executed by the Buyer and the Company;

(iii) the certificate referred to in Section 7.1;

(iv) the Stock Restriction Agreement executed by Buyer; and

(v) the Scientific Advisory Board Agreements executed by Buyer.

Section 2.4. Post-Closing Deliverable and Adjustment. Within sixty (60) days after the Closing, Sellers shall provide evidence reasonably satisfactory to Buyer that the Master Collaborative Research Agreement with the University of Pennsylvania remains in place. Should Sellers fail to do so, Seller agree that the Purchase Consideration shall be reduced by thirty percent (30%).

Section 2.5. Management and Employment.

(a) Immediately after Closing, Wasyl shall be appointed to serve on the Buyer’s Board of Directors and Manganella shall have a Board observer seat.

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(b) After the Closing, Wasyl, Manganella, Reeh and Aceto will become employees of the Buyer, with Wasyl assuming full-time status immediately, and Reeh assuming full-time status on [January 1, 2019]. Sellers shall provide the services described in Schedule 2.5(b). Sellers shall not be eligible for cash compensation until the Buyer shall have raised at least $5,000,000 in debt and/or equity financing, unless otherwise determined by the Buyer’s Board of Directors. All compensation shall be at the discretion of the Buyer’s Board of Directors. Sellers shall not be eligible for equity other than their Purchase Consideration until 48 months after the Closing, unless otherwise determined by the Buyer’s Board of Directors.

(c) Wasyl shall assume the office of CEO immediately after the Closing and the Buyer’s current interim Chief Executive Officer, Alain Bankier, will become the Executive Chair of the Board of Directors and Chief Strategy Officer of the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, represent and warrant to Buyer that, as of the date hereof and as of the Closing Date:

Section 3.1. Individual Representations and Warranties of Sellers. Each of the Sellers represents and warrants to Buyer as follows as at the date of this Agreement and as at the Closing Date:

(a) Seller is an individual, legal resident and citizen of the United States of America and has full legal capacity and the absolute and unrestricted right, power and authority to enter into and perform his obligations under this Agreement and the Ancillary Agreements to which he is a party. This Agreement has been duly executed and delivered by such Seller and constitutes his legal, valid, and binding obligation, enforceable against him in accordance with its terms. Upon the execution and delivery of those Ancillary Agreements to which such Seller is a party by Seller and the other parties thereto, such Ancillary Agreements will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Bankruptcy and Equity Exceptions.

(b) Seller is not nor shall he be required to give notice to, or obtain consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any transactions contemplated under this Agreement.

(c) Seller is acquiring the Shares for investment purposes only. Seller understands that the Shares have not been registered under the Securities Act or state securities laws; that they will be characterized as “restricted securities”; that he cannot sell or otherwise dispose of any Shares without registration under the Securities Act or the availability of an exemption therefrom; and that a legend indicating that the Shares have not been registered under federal and state securities laws and referring to the restrictions on transferability may be placed on any certificate he receives evidencing the Shares.

(d) Seller acknowledges that, except for those specific representations and warranties made by Buyer in Article IV or in any Ancillary Agreement, Seller is not relying upon any representation or warranty of Buyer, the Company or any Affiliate or representative thereof, express or implied.

(e) In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Buyer set forth in this Agreement and the other documents to be delivered at the Closing, Seller has relied solely on its own independent investigation, analysis and evaluation of Buyer (including Seller’s own estimate and appraisal of the value of the Buyer, financial condition, assets, operations and prospects of Buyer). Seller has had an opportunity to discuss the business, management, and financial affairs of Buyer with the management of Buyer and to acquire such additional information as he requested.

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(f) Seller understands that the Shares will be subject to the terms, conditions and restrictions contained in the Stock Restriction Agreement and that if Seller is not then providing services to Buyer on any vesting date set forth in the Stock Restriction Agreement, whether through voluntary or involuntary termination, Seller will forfeit his unvested Shares, which will then be cancelled.

(g) Seller has the ability to bear the economic risks of an investment in the Shares. Seller has adequate means of providing for Seller’s financial requirements, both current and anticipated, and has no need for liquidity in an investment in the Shares. Seller is not relying on Buyer with respect to the tax and other economic considerations of Seller relating to the investment in the Shares. In regard to such considerations, Seller has relied on the advice of, or has consulted with, only Seller’s own advisors.

(h) Seller has had access to Buyer’s reports filed with the Securities and Exchange Commission and understands that Buyer will require further financing to conduct research and development with respect to the Company’s Intellectual Property.

Section 3.2. Organization of the Company. The Company is duly organized, validly existing, and subsisting under the laws of Delaware, with full limited liability company power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under this Agreement and the Ancillary Agreements to which it is a party. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to be so qualified (either individually or in the aggregate) could reasonably be expected to have a material adverse effect on the Company’s ability to conduct business in such jurisdiction. Each such jurisdiction is listed on Schedule 3.2.

Section 3.3. Capital Structure.

(a) The LLC Interests constitute all of the issued and outstanding limited liability company interests of the Company. The limited liability company interests of the Company are not evidenced by certificates and no certificates or other document purporting to evidence such interests has been created or issued by the Company. The LLC Interests have been validly issued and were not issued in violation of any preemptive or other similar right and were offered and sold in compliance with all federal and state securities Requirements of Law. Except for this Agreement, there are no outstanding options, warrants, contracts, commitments or other rights of any kind to acquire any limited liability company interests in the Company or other securities convertible into or exchangeable for, or that otherwise confer on the holder thereof any right to acquire or receive a benefit or payment measured, in whole or in part, by the value of the LLC Interests or any such other limited liability company interests or other profits or equity interests, nor is the Company committed to issue any such option, warrant, contract, commitment, right or security.

(b) The Company has no subsidiaries, and the Company does not, directly or indirectly, own or have the right to acquire any outstanding voting securities or other equity interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 3.4. Ownership of LLC Interests. Sellers are the record and beneficial owners of the LLC Interests and own good, valid and marketable title to the LLC Interests, free and clear of all Encumbrances. Upon the transfer of the LLC Interests by Sellers to Buyer in the manner contemplated under Article II, Buyer will acquire good, valid and marketable beneficial and legal title to the LLC Interests, free and clear of all Encumbrances, other than (y) state and Federal securities laws and (z) the terms and conditions of the Company’s limited liability company agreement, a true, complete and correct copy of which is attached hereto as Exhibit 3.4.

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Section 3.5. Authority of Sellers. Each Seller, as applicable, has the requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller that is a party to any Ancillary Agreement, as applicable, have been duly authorized and approved by such Seller and do not require any further authorization or consent of any Seller. This Agreement has been duly authorized, executed and delivered by each Seller and (assuming the valid authorization, execution and delivery by Buyer) is the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, and each of the Ancillary Agreements has been duly authorized by each Seller that is a party thereto, and upon execution and delivery by such Seller will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

Section 3.6. No Conflict. Neither the execution and delivery by Sellers of this Agreement or by any Seller, as applicable, of any of the Ancillary Agreements or the consummation by any Seller of any of the transactions contemplated hereby or thereby nor compliance by any Seller with or fulfillment by any Seller of the terms, conditions and provisions hereof or thereof will:

(a) assuming that all necessary consents, approvals, authorizations and other actions described in Schedule 3.6(b) have been obtained, all filings and notifications described in Schedule 3.6(b) have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating to Buyer, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon the Company, the LLC Interests or any of the assets of the Company, under (i) the certificate of formation and limited liability company agreement of the Company, (ii) any Governmental Permit, Material Contract, note, instrument, mortgage, lease, franchise or financial obligation to which the Company is a party or by which any asset of the Company is bound, (iii) any Governmental Order to which the Company is a party or by which any asset of the Company is bound or (iv) any Requirements of Law affecting the Company, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impair or delay the consummation of any of the transactions contemplated hereby; or

(b) except (i) as set forth on Schedule 3.6(b) or (ii) such filings as may be required in connection with the Taxes described in Section 5.1, require the approval, consent, authorization or act of, or the making by the Company, or any Seller, of any declaration, filing or registration with, any Governmental Authority.

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Section 3.7. Financial Statements; Absence of Undisclosed Liabilities.

(a) Schedule 3.7(a) contains the unaudited balance sheet of the Company as of September 30, 2018 and the related statements of operations and cash flows of the Company from the inception of the Company to September 30, 2018 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared based upon the information contained in the books and records of the Company, (ii) except as set forth on Schedule 3.7(b), have been prepared in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented (except, in the case of unaudited Financial Statements, the absence of footnote disclosures and normal year-end adjustments), and (iii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as at the date and for the period presented.

(c) Except as set forth on Schedule 3.7(c) attached hereto, the Company did not have at the Balance Sheet Date, any Liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise due or to become due) of any nature, other than Liabilities, obligations or contingencies (i) which were accrued or reserved against and were adequately reflected in the Financial Statements, (ii) that have been discharged or paid in full prior to the date hereof or (iii) which are Legacy Liabilities.

Section 3.8. Operations Since the Balance Sheet Date. Except as otherwise contemplated in this Agreement, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and, since the Balance Sheet Date, to the Knowledge of Sellers, there has not been any event, nor has any circumstance arisen, that has, individually or aggregated with other events or circumstances, had a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect, or that would materially impair or delay the ability of Sellers or the Company to consummate the transactions contemplated by, or to perform their respective obligations under, this Agreement or the Ancillary Agreements.

Section 3.9. Taxes. Since the Company was formed in January 2018 and has the calendar year as its fiscal year, no Tax Returns have been filed or required to be filed, and no Taxes are due and payable by or for the Company. At all times during its existence, the Company has been classified as a partnership for federal and state Income Tax purposes. The representations and warranties set forth in this Section 3.9 are Sellers’ sole and exclusive representations and warranties regarding Tax matters.

Section 3.10. Governmental Permits. Schedule 3.10 contains a list of all of the material licenses, franchises, permits, approvals, and other authorizations from a Governmental Authority that are necessary for the Company to own, lease, and operate its assets and to lawfully conduct its business as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). The Company is, and has at all times since its inception been, in compliance in all material respects with the terms and conditions of the Governmental Permits. Sellers have provided Buyer with true and complete copies of each Governmental Permit.

Section 3.11. Real Property. The Company does not own or have any interest in any property or any option to acquire any real property, except as set forth in Schedule 3.11.

Section 3.12. Personal Property Leases. The Company does not own or have any interest in any tangible personal property owned by any third party, except as set forth in Schedule 3.12.

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Section 3.13. Intellectual Property. Except as set forth on Schedule 3.13:

(a) The Company owns or has a license to use all of the Intellectual Property and Software material to its business as currently conducted as of the date of this Agreement and each such license is valid. Each item of Owned Intellectual Property is owned free and clear of any and all Encumbrances, other than Permitted Encumbrances.

(b) To the Knowledge of Sellers, the operation of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party.

(c) To the Knowledge of Sellers, no Person is engaging in any activity that infringes in any respect the Owned Intellectual Property.

(d) The Company has not received any claim or notice from any Person alleging that the Company infringes any Intellectual Property of any third party. There are no infringement Actions pending or, to the Knowledge of Sellers, threatened against the Company with respect to the operation of its business or with respect to the validity, enforceability or any other aspect of Owned Intellectual Property or other Intellectual Property used by the Company.

(e) Schedule 3.13(e) sets forth a true and complete list of all Registered IP and material Software owned by or licensed to the Company, including the name of the owner thereof, registration numbers or such other unique identifiers assigned to the Intellectual Property by the appropriate governing body, and identification of any ownership interest therein held by any third party. Sellers have made available to Buyer accurate and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Intellectual Property owned or used by the Company.

(f) The Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property and to maintain the enforceability of all Registered IP included in the Owned Intellectual Property.

Section 3.14. Title to and Sufficiency of Assets. The Company owns, and will own immediately following the Closing, good and valid title to the material assets used in, or arising out of the operation of, the business as reflected in the Financial Statements, free and clear of any and all Encumbrances, except for Permitted Encumbrances. The assets owned, leased or licensed by the Company constitute all tangible and intangible properties and assets, contracts and rights reasonably necessary for the conduct of the Company’s business as presently conducted.

Section 3.15. Compliance with Law, Governmental Orders and Applicable Requirements; No Violation, Litigation or Regulatory Action.

(a) To the Knowledge of Sellers, the Company has complied, and currently is in compliance, in all material respects, and the Company’s assets are in material compliance with, all applicable Requirements of Law and Governmental Orders. The Company has not received any written notice, or, to the Knowledge of Sellers, any oral notice, from any Governmental Authority asserting that it is not in compliance in any material respect with any applicable Requirements of Law or Governmental Orders.

(b) There is no Action of any kind pending or, to the Knowledge of Sellers, threatened against the Company, other than routine regulatory audits of the Company by Governmental Authorities. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements with or of any Governmental Authority to which the Company is subject or to which any of the Company’s assets is bound.

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(c) No current or former director, officer, manager, or, to the Knowledge of Sellers, any agent or employee of the Company, or any other Person acting on its behalf, has: (i) used Company funds for unlawful contributions, gifts or entertainment or other unlawful payments relating to political activity; (ii) made a payment to a foreign or domestic government official or employee, or to a foreign or domestic political party or campaign in violation of any Requirements of Law; (iii) violated the Foreign Corrupt Practices Act; (iv) made to or received from any Person, private or public, regardless of form, whether in money, property or services, a contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain or provide special concessions or for special concessions already obtained or provided, for or concerning the Company or any Affiliate of the Company or (D) that otherwise was in violation of the Requirements of Law; or (v) established or maintained a fund or asset that has not been recorded in the books and records of the Company. To the Knowledge of Sellers, none of the predecessors of the Company made any of the payments or took any of the actions specified in this Section 3.15(c).

None of the representations and warranties contained in Sections 3.15(a) or (b) shall be deemed to relate to Tax matters (which are governed by Section 3.9), Intellectual Property matters (which are governed by Section 3.13), employee matters (which are governed by Section 3.17) or Environmental Matters (which are governed by Section 3.18).

Section 3.16. Material Contracts and Other Agreements.

(a) Schedule 3.16(a) contains a true and complete list of all of the following documents and/or contracts to which the Company is a party or by which any of the Company’s assets is bound (each such contract, a “Material Contract”):

(i) any partnership, joint venture, shareholders’, strategic alliance, limited liability company, teaming, cooperation and any other similar contracts, in each case involving a sharing of profits or Losses, costs or Liabilities or any other contract that relates to the formation, creation, operation, management or control of any Person that is a legal entity with any Person;

(ii) any contract containing any executory indemnification obligations on the part of the Company relating to the acquisition, lease or disposition, directly or indirectly by merger or otherwise, of assets or capital stock or other equity interests of another Person;

(iii) any contract relating to a transaction with an Affiliate of the Company;

(iv) any contract providing for “earn-out” or other similar contingent payment obligations that have not been fully performed as of the date of this Agreement;

(v) any powers of attorney;

(vi) any broker or referral agreements; and

(vii) any other contract that (1) involves the payment in any calendar year by or to the Company of more than $5,000 in the aggregate, (2) is otherwise material to the business of the Company as currently conducted or (3) was entered into outside of the ordinary course of business.

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(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. None of the Company, nor, to the Knowledge of Sellers, any other party to each such Material Contract is in violation or breach of, or, except as identified on Schedule 3.16(b), in default under, nor has there occurred any event or condition that, with or without the passage of time or giving of notice (or both), would constitute a breach, violation or default under, or permit the termination, cancellation, modification or acceleration of, any such Material Contract. Sellers have provided Buyer with true and complete copies of each Material Contract.

Section 3.17. Employees. The Company has never had and does not presently have any employees.

Section 3.18. Environmental Matters. The Company has not conducted and is not conducting any activities, such as the handling of Hazardous Materials, that impacts the environment in any manner.

Section 3.19. Insurance. The Company has never had and does not presently have any insurance covering the Company and/or its assets, properties and business.

Section 3.20. No Brokers. None of Sellers or the Company, nor any Person acting on its or their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, and no Person is or shall become entitled to any such fee or commission, for or on account of the transactions contemplated by this Agreement.

Section 3.21. Transactions with Affiliates. Except as set forth on Schedule 3.21, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a manager, officer or consultant of the Company) Sellers, any employee, officer or director of Sellers, or any of their Affiliates. The Material Contracts do not include any obligation or commitment between the Company, on the one hand, and any employee, officer or director of Sellers, or any of their Affiliates, on the other hand. The Material Contracts do not include any receivable or other obligation or commitment from any employee, officer or director of Sellers, or any of their Affiliates. The Liabilities reflected on the Financial Statements do not include any obligation or commitment to Sellers, any employee, officer or director of Sellers, or any of their Affiliates (other than accrued compensation and benefits to employees in the ordinary course of business).

Section 3.22. Bank and Brokerage Accounts. Schedule 3.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the balances in each account as of 9:00 a.m. Eastern time on the day before the Signing Date.

Section 3.23. Books and Records; Controls and Procedures.

(a) The books and records of the Company are complete and correct in all material respects, and there are no material inaccuracies or discrepancies contained therein. Materially complete and accurate copies of the books and records of the Company have been made available to Buyer.

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(b) The books and records of the Company have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls that is adequate for the size, operations and business of the Company to ensure that (i) all transactions related to the Company are executed in accordance with management’s general or specific authorizations, (ii) except as set forth on Schedule 3.7(b), transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain proper accountability for assets, (iii) access to the properties and assets of the Company is permitted only in accordance with management’s general or specific authorization and (iv) payments or actions specified in Section 3.15(c) are detected.

Section 3.24. Computer and Technology Security. The Company has never relied and does not presently rely upon any technology assets and/or services in the conduct of its business.

Section 3.25. Solvency. Each Seller is able to pay its respective debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities).

Section 3.26. Disclosure. Neither this Agreement, nor the Ancillary Agreements to which any Seller is a party, nor any of their respective Schedules, attachments, or Exhibits, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Sellers, there is no fact, event or circumstance which has not been disclosed to Buyer of which Company or any Seller, or any of their respective officers or directors, or any of the partners, officers or directors of the Company is aware and which has had or could reasonably be anticipated to have a Material Adverse Effect.

Section 3.27. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENTS, NEITHER SELLERS NOR COMPANY (NOR ANY OF THEIR AGENTS OR REPRESENTATIVES) MAKE OR ARE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND SELLERS AND COMPANY HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES AND AGREES WITH THIS DISCLAIMER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants Sellers that, as of the date hereof and as of the Closing Date:

Section 4.1. Organization of Buyer. Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to own or use its assets and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is a party.

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Section 4.2. Authority of Buyer. Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Sellers) is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, and each of the Ancillary Agreements to which Buyer is a party has been duly authorized by Buyer, and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to the Bankruptcy and Equity Exceptions.

Section 4.3. No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, by Buyer will (a) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any note, instrument, mortgage, license, lease, agreement, contract, franchise or financial obligation to which Buyer is a party or by which Buyer is bound, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Requirements of Law or other restriction of any Governmental Authority or Governmental Order to which Buyer is a party or by which Buyer is bound or (d) violate any Requirements of Law affecting Buyer, other than, in the case of clauses (a), (c), and (d) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impair or delay the consummation of any of the transactions contemplated hereby.

Section 4.4. Consents and Approvals. Except as set forth on Schedule 4.4, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority or other Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than pursuant to the requirements of federal and state securities laws.

Section 4.5. Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer, that is reasonably expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any Ancillary Agreement to which it is a party.

Section 4.6. No Brokers. Neither Buyer, nor any Person acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, and no Person is or shall become entitled to any such fee or commission, for or on account of the transactions contemplated by this Agreement.

Section 4.7. Investment Intention. Buyer is acquiring the LLC Interests for investment purposes only. Buyer understands that the LLC Interests have not been registered under the Securities Act of 1933.

Section 4.8. No Reliance. The Buyer acknowledges that, except for those specific representations and warranties made by Sellers in Article III or in any Ancillary Agreement, Buyer is not relying upon any representation or warranty of Sellers, the Company or any Affiliate or representative thereof, express or implied.

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Section 4.9. Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company and the Sellers set forth in this Agreement and the other documents to be delivered at the Closing, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Company (including Buyer’s own estimate and appraisal of the value of the Company, financial condition, assets, operations and prospects of the Company) and has not relied upon, nor is relying upon, any other information from Sellers or the Company, or any other representations and warranties. Buyer confirms to the Sellers that Buyer is sophisticated and knowledgeable in both the industry and the business of the Company and is capable of evaluating the matters set forth above. For the avoidance of doubt, Buyer disclaims any reliance upon any information concerning the Company not expressly represented and warranted to in this Agreement (including the Schedules and Exhibits hereto) or that was obtained by Buyer other than directly from Seller as part of Buyer’s due diligence; provided, that the foregoing acknowledgement and agreement shall not limit, in any way, the representations or warranties made by the Company and the Sellers hereunder or the rights of Buyer with respect to breaches thereof or inaccuracies therein.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Tax Matters.

(a) Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (but excluding any Income Taxes), incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne one-half (1/2) by Sellers and one-half (1/2) by Buyer. Buyer and Sellers shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b) Tax Returns and Income Tax Treatment of Transaction. The Parties agree that solely for Income Tax purposes, consistent with Situation 2 in Rev. Rul. 99-6, 1999-1 CB 432: (i) the purchase and sale of the LLC Interests pursuant to this Agreement will be treated as a sale of partnership interests by Sellers under Section 741 of the Code, and a purchase of all of the assets of the Company by Buyer; and (ii) as a result of the purchase and sale of the LLC Interests pursuant to this Agreement, on the Closing Date the partnership shall terminate for Income Tax purposes under Section 708(b)(1)(A) of the Code. Sellers shall prepare in accordance with applicable law, timely file or cause to be timely filed, and (if necessary or appropriate) amend or cause to be amended, any Tax Returns of the Company relating solely to the Pre-Closing Tax Periods (including the final Income Tax Returns for the Company) and shall remit or cause to be remitted Taxes accrued and payable with respect to such Tax Returns. Buyer shall prepare in accordance with applicable Requirements of Law, timely file or cause to be timely filed, and (if necessary or appropriate) amend or cause to be amended, any Tax Return of the Company relating to Post-Closing Tax Periods, including any Straddle Tax Period, and shall, subject to Section 5.1(d) below, remit or cause to be remitted Taxes payable with respect to such Tax Returns.

(c) Tax Proceedings. Sellers shall control the conduct of any Tax audit or other administrative or judicial proceeding (a “Tax Proceeding”) that relates solely to any Tax Return for any Pre-Closing Tax Period, and Buyer shall control the conduct of any Tax Proceeding that relates to any Tax Return for any Tax period other than a Pre-Closing Tax Period, including any Straddle Period. However, (i) Sellers shall not settle any Tax Proceeding that they are entitled to control pursuant to the preceding sentence in a manner that would adversely affect the Tax liability of the Company or Buyer for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and (ii) Buyer shall not settle any Tax Proceeding that it is entitled to control pursuant to the preceding sentence in a manner that would adversely affect the Tax liability of the Company or Sellers for any Pre-Closing Tax Period or Straddle Tax Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

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(d) Taxes in General.

(i) Except as otherwise provided in this Section 5.1, Sellers shall, jointly and severally, be responsible for and shall indemnify and hold Buyer harmless from Taxes of the Company attributable to any Pre-Closing Tax Period. Sellers shall be entitled to any refund of (or credit for) Taxes attributable to any Pre-Closing Tax Period. If Buyer or the Company receives any such refund or credit, Buyer or the Company, as applicable, shall promptly pay (or cause to be paid) the entire amount of the refund (including interest) to Sellers.

(ii) Buyer shall be responsible for and shall indemnify and hold Sellers harmless from any Taxes of the Company attributable to any Post-Closing Tax Period. Buyer shall be entitled to all refunds of (or credits for) such Taxes (including interest). If Sellers receive any such refund or credit, Sellers shall promptly pay (or cause to be paid) the amount of the refund (including interest) to Buyer.

(iii) In the case of any Taxes for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Tax Period shall be (x) the amount that would be payable if the relevant taxable period ended at the end of the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below) and (y) in the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the total number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period.

(e) Cooperation on Tax Matters.

(i) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes, including the timely signing of any such Tax Returns or documents relating to any audit or other proceeding upon the request of such other Party. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, (b) to give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests, shall allow Buyer to take possession of such books and records, and (c) to provide to Buyer any powers of attorney or other similar documents reasonably necessary for Buyer to exercise its rights and duties under Section 5.1(b) and Section 5.1(c).

(ii) Buyer shall not (or shall not cause or permit the Company to) amend, refile or otherwise modify or make any election with respect to (or grant an extension of any statute of limitation with respect to) any Tax Return for a Pre-Closing Tax Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

(iii) Sellers agree to make available to Buyer records in the custody of Sellers or of any Affiliate of Sellers, to furnish other information (including all adjustments to and changes in Tax items of the Company for Pre-Closing Tax Periods) and otherwise to cooperate to the extent reasonably required for (i) the preparation, filing or audit of or other proceeding with respect to Tax Returns required to be filed by Buyer under Section 5.1(b) or (ii) compliance with ASC 740-10. However, no loss, credit or other Tax item or adjustment of the Company may be carried back to a Pre-Closing Tax Period or made that affects a Pre-Closing Tax Period without Sellers’ written consent, which Sellers may withhold in their reasonable discretion.

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(f) Disputes. If any disputes arising under this Section 5.1 are not resolved by mutual agreement within 120 days (or such other timeframe as otherwise agreed upon by the Parties), then the Parties shall refer any remaining dispute to the M&K CPAS PLLC. M&K CPAS PLLC shall resolve any disputed items within 30 days (or such other timeframe as otherwise agreed upon by the Parties) of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of M&K CPAS PLLC shall be borne equally by Sellers and Buyer.

(g) Tax Indemnities. Sellers, jointly and severally, shall indemnify Buyer for any breaches of representations and warranties by Sellers related to Taxes under Section 3.9 and for Taxes allocable to any Pre-Closing Tax Period under this Section 5.1, and this indemnity shall not be subject to the indemnity limitations of Section 8.7. Buyer indemnifies Sellers for any Taxes imposed on Sellers for which Buyer is obligated under this Section 5.1.

Section 5.2. Access to Records after Closing. For a period of up to three (3) years following the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 5.2. If the Company shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, Buyer shall, prior to such disposition, give, or cause the Company to give, Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

Section 5.3. Use of Company Intellectual Property.

(a) Names and Marks. From and after the Closing, except as required to consummate the transactions contemplated under this Agreement and as hereinafter set forth in this Section 5.3, no Seller will directly or indirectly use any legal name, trade name or assumed name that is similar to the name of the Company or that includes the name “CRX Bio”.

(b) Ownership and Validity. From and after the Closing, no Seller (i) will have or assert any right or interest in any Owned Intellectual Property, (ii) will use any Intellectual Property licensed by Company unless pursuant to a separate license held by such Seller or its Affiliate, as applicable, and (iii) will not contest to the ownership, validity or scope of any of the rights of, or rights claimed by, either (A) the Company in any Owned Intellectual Property existing at the Effective Time or developed or derived from such intellectual property at the Effective Time, or (B) any other Person with respect to any Intellectual Property licensed by Company at the Effective Time.

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Section 5.4. Appointment and Authorization of the Seller Representative.

(a) Each Seller irrevocably appoints and authorizes Joseph F. Aceto, Ph.D. as the “Seller Representative” and as his agent and attorney-in-fact to take such action as agent and attorney-in-fact on his behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform his duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.

(b) Without limiting the generality of the foregoing Section 5.4(a), the Seller Representative, acting alone without the consent of any other Seller, is hereby authorized by each of the Sellers to (i) take any and all actions under this Agreement and the Ancillary Agreements without any further consent or approval from any other Person, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Article VIII hereof (including settlements thereof), (iii) effect payments to Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute or approve waivers hereunder, and/or (vi) execute and deliver documents, releases and/or receipts hereunder.

(c) The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Sellers for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(d) The Seller Representative shall not be liable to the Sellers for any action or omission otherwise taken by him hereunder except in the case of willful misconduct, fraud or gross negligence by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability to the Sellers in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall he be responsible to the Sellers for or have any duty to ascertain, inquire into or verify: (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements; (B) the performance or observance of any of the covenants or agreements of Sellers under this Agreement or the Ancillary Agreements; or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability to the Sellers by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by him to be genuine and to be signed or sent by the proper party or parties.

(e) Each Seller shall, on a pro rata basis based on his percentage ownership in the Company, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including fees and expenses of counsel to the Seller Representative) in connection with: (i) the enforcement of this Agreement and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or the Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective).

(f) Each Seller shall, based on his percentage ownership in the Company, indemnify, defend and hold harmless the Seller Representative against any Loss that he may suffer or incur in connection with his capacity as Seller Representative, or any action taken or omitted by him hereunder or thereunder (except such resulting from his willful misconduct, gross negligence or fraud).

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(g) Each Seller acknowledges that he has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as he has deemed appropriate, made his own legal analysis and decision to enter into this Agreement and the applicable Ancillary Agreements to which such Seller is a party. Each Seller also acknowledges that he will, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as he shall deem appropriate at the time, continue to make his own decisions in taking or not taking any action under this Agreement and/or any other Ancillary Agreements.

(h) The Seller Representative may resign at any time by giving notice thereof to Sellers and Buyer. Upon any such resignation, a majority of the Sellers (based on their respective Pro Rata Percentage and including the resigning Seller Representative) shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers, appoint a successor Seller Representative, which shall be any Seller. Upon the acceptance of his appointment as Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while he was Seller Representative. Sellers shall give notice to Buyer of the appointment of a new Seller Representative.

(i) The remaining Sellers (i.e., the Sellers other than the Seller Representative), acting by a majority of the remaining Sellers (based on their respective Pro Rata Percentage), shall be permitted to remove the Seller Representative if a court of competent jurisdiction shall have ruled, in a final, non-appealable decision, that the Seller Representative has engaged in fraud, gross negligence or willful misconduct in connection with its activities as Seller Representative. In connection with any such removal, the Sellers (acting by a majority) shall (i) appoint a successor Seller Representative and (ii) provide written notice thereof to Buyer, who shall be entitled to rely upon such written notice for all purposes of this Agreement. Such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the removed Seller Representative, and the removed Seller Representative shall be discharged from its duties and obligations hereunder. After the removed Seller Representative’s removal hereunder as Seller Representative, the provisions of this Agreement shall inure to his benefit as to any actions taken or omitted to be taken by him while Seller Representative. Sellers shall give notice to Buyer of the appointment of a new Seller Representative.

(j) This Section 5.4 sets forth all of the duties of the Seller Representative with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative. The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.

(k) The Parties confirm their understanding that the Seller Representative is also a Seller, and that he shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though he were not the Seller Representative.

Section 5.5. Termination of Limited Liability Company Agreement. Each Seller hereby agrees that, effective as of the Closing, the Company’s Limited Liability Company Agreement shall terminate and be of no further force and effect.

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ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction, or waiver, at the option of Buyer (to the extent permissible under applicable Requirements of Law), on or prior to the Closing Date, of the following conditions:

Section 6.1. No Misrepresentation or Breach of Covenants and Warranties. Each of the representations and warranties of Sellers or the Company contained herein shall be true and correct in all material respects at and as of the date hereof (except to the extent that they expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all material respects as of such date); provided that any representation or warranty already qualified by the concept of materiality must be true and correct in all respects, and the representations and warranties in Section 3.9 must be true and correct in all respects. There shall not have been any failure by Sellers or the Company, as applicable, in the performance of any of their respective covenants and agreements herein that shall not have been remedied or cured, other than failures to perform that do not, individually or in the aggregate, amount to a Material Adverse Effect. There shall have been delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed by Sellers.

Section 6.2. Necessary Consents, Notices and Approvals. All consents, notices, approvals and actions set forth on Schedule 6.2 shall have been obtained by Sellers or the Company, as applicable, or taken place.

Section 6.3. No Restraint. No Requirements of Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that restrains or prohibits any material transaction contemplated hereby.

Section 6.4. Material Adverse Effect. No Material Adverse Effect, or any event or circumstance that, individually or when combined with other events and circumstances, could reasonably be expected to result in a Material Adverse Effect, shall have occurred since the date of this Agreement.

Section 6.5. Material Contracts. No Material Contract set forth on Schedule 3.16(a) has been terminated, the Company has not received any notice of termination from any counterparty to any Material Contract set forth on Schedule 3.16(a), and, to the Knowledge of Sellers, no termination of any Material Contract set forth on Schedule 3.16(a) is threatened.

Section 6.6. No Litigation. There must not be any pending or threatened Action against Seller, the Company, Buyer or any of their respective directors that could be reasonably expected to have a Material Adverse Effect or that involves any challenge to, or seeks damages or other relief in connection with, this Agreement or any transactions contemplated under this Agreement or under any of the Ancillary Agreements.

Section 6.7. Delivery of Ancillary Agreements. Sellers shall have delivered duly executed counterparts to each of the Ancillary Agreements to which they are a party, as applicable, to Buyer.

Section 6.8. Regulatory Approvals. Buyer shall have received written approval from any Governmental Authority necessary for the Buyer to consummate the acquisition of the LLC Interests.

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ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall be subject to the satisfaction, or waiver, at the option of Sellers (to the extent permissible under applicable Requirements of Law), on or prior to the Closing Date, of the following conditions:

Section 7.1. No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any failure by Buyer in the performance of any of its covenants and agreements herein that shall not have been remedied or cured, other than failures to perform that are not, in the aggregate, material; the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all material respects as of such date); provided that any representation or warranty already qualified by the concept of materiality must be true and correct in all respects; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of each Buyer.

Section 7.2. Necessary Consents, Notices and Approvals. All consents, notices, approvals and actions set forth on Schedule 7.2 shall have been obtained by Buyer, or taken place.

Section 7.3. No Restraint. No Requirements of Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that restrains or prohibits any material transaction contemplated hereby.

Section 7.4. Delivery of Ancillary Agreements. Buyer shall have delivered duly executed counterparts to each of the Ancillary Agreements to which it is a party to Sellers.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival.

(a) The representations and warranties of Sellers and Buyer contained in this Agreement will survive for a period ending (the “Applicable Survival Period”) on the eighteen (18)-month anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations (other than Taxes), the Buyer Fundamental Representations, and the representations and warranties of Sellers set forth in Section 3.9 (Taxes) shall survive until the date that is sixty (60) days following the expiration of the statute of limitations applicable thereto.

(b) The covenants and agreements set forth in this Agreement which by their terms do not contemplate performance after the Closing Date shall expire on the Closing Date. The covenants and agreements set forth in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of the statute of limitations applicable thereto; provided, however, that any such covenant or agreement which expires on a specific date as provided in this Agreement shall survive until sixty (60) days following such date.

(c) Notwithstanding anything to the contrary contained in this Article VIII, (i) any claim for indemnification hereunder that is asserted prior to the expiration of such representation, warranty, covenant or agreement upon which such claim is based may continue to be asserted and indemnified against until finally resolved and (ii) neither Buyer nor Sellers, as applicable, shall have liability to the other under this Article VIII for and with respect to any inaccuracies in or breaches of representations, warranties, covenants and agreements contained in this Agreement, as applicable, unless notice of such claim with respect thereto has been furnished to the Indemnitor on prior to the expiration date thereof in accordance with Section 8.4.

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Section 8.2. Indemnification by Sellers.

(a) From and after the Closing, subject to the limitations set forth in Section 8.7, each of Sellers, jointly and severally, agree to indemnify and hold Buyer harmless from and against any and all Losses (not covered and paid by insurance) paid, suffered or incurred by Buyer in connection with or arising from:

(i) any inaccuracy in or breach of any representation and warranty of Sellers contained in this Agreement; provided, however, that any such claim may be made only during the Applicable Survival Period of the representation and warranty in question, and to the extent that a claim under this Section 8.2(a)(i) arises out of or relates to facts and circumstances that would entitle Buyer to assert a valid claim of indemnification under Section 8.2(a)(iii) below, such claim must, and may only, be asserted pursuant to Section 8.2(a)(iii) below and, provided further that, no claim for indemnification may be made under this Section 8.2(a)(i) to the extent such claim for indemnification is for a Legacy Liability, it being the intention of the Parties that any such claim for indemnification be subject to the limitations on indemnification contained in Section 8.7;

(ii) any breach by Sellers or the Company (prior to the Closing) of, or failure by Sellers or the Company (prior to the Closing) to perform, any of their respective covenants or obligations contained in this Agreement;

(iii) any Losses of the Company or Buyer related to Legacy Liabilities (subject to Section 8.7); and

(iv) any Losses of the Company or Buyer related to Bad Boy Acts;

provided, however, that the Parties’ indemnity obligations with respect to Taxes shall be governed by Section 5.1, rather than by this Article VIII.

(b) The indemnification provided for in Section 8.2(a) shall terminate as follows: (x) with respect to claims for breaches of representations and warranties, other than the Seller Fundamental Representations, 18 months after the Closing Date; and (y) in the case of any claim made under Section 8.2(a)(ii), the survival period applicable to the covenant and agreement in question as set forth in Section 8.1(b); and (z) with respect to any claim for breach of a Seller Fundamental Representation, or any claim made under Section 8.2(a)(iii) or 8.2(a)(iv), the survival period as set forth in Section 8.1(a), and, in each case, no new claims shall be made by any Buyer under Section 8.2 thereafter, except that the indemnification by Sellers shall continue as to any Losses of which any Buyer has validly given a Claim Notice to Sellers in accordance with the requirements of Section 8.4 or 8.6, as applicable, on or prior to the date that is the applicable date referred to in clauses (x), (y) or (z) of this Section 8.2(b), as to which the obligation of Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of Sellers shall have been determined pursuant to this Article VIII, and Sellers shall have reimbursed Buyer for the full amount of such Losses, if any, that are payable with respect to such Claim Notice in accordance with this Article VIII.

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Section 8.3. Indemnification by Buyer.

(a) From and after the Closing, Buyer agrees to indemnify and hold Sellers harmless from and against any and all Losses (not covered and paid by insurance) incurred by Sellers in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement;

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and

(iii) any Loss related to the Company if the event that caused or gave rise to the Loss occurred after the Closing Date.

(b) The indemnification provided for in Section 8.3(a) shall terminate as follows: (x) with respect to claims for breaches of representations and warranties under Section 8.3(a)(i), on the date that is one (1) year after the Closing Date (or the survival period applicable as set forth in Section 8.1(a) in the case of the Buyer’s Fundamental Representations and Warranties), (y) in the case of any claim made under Section 8.3(a)(iii) one (1) year after Sellers learn of the Loss in question, or (z) in the case of any claim made under Section 8.3(a)(ii), the survival period applicable to the covenant and agreement in question as set forth in Section 8.1(b) (and no claims shall be made by Sellers under Section 8.3(a) thereafter), except that the indemnification by Buyer shall continue as to any Losses of which any Seller has validly given a Claim Notice to Buyer in accordance with the requirements of Section 8.4 or 8.6, as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.3, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed Sellers for the full amount of such Losses, if any, that are payable with respect to such Claim Notice in accordance with this Article VIII.

Section 8.4. Notice of Claims. In the event that Buyer or Sellers, as applicable, are seeking indemnification hereunder (the “Indemnified Party”) against Sellers or Buyer, as applicable (the “Indemnitor”), in connection with a claim that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnitor a notice (a “Claim Notice”) of such claim setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim and shall include a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure to give notice as provided in this Section 8.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced as a result of such failure.

Section 8.5. Determination of Amount; Satisfaction. The amount of any Losses payable in accordance with this Article VIII shall be calculated net of any third party insurance, indemnification or other proceeds that have actually been recovered by the Indemnified Party under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premium), it being understood that an Indemnified Party shall not be obligated to obtain or maintain any type of insurance coverage or seek recovery under insurance policies with respect to any particular indemnifiable matter. Any amounts payable pursuant to this Article VIII shall be paid without duplication, and in no event shall any Person be indemnified under different provisions of this Agreement for the same Loss.

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Section 8.6. Third Party Claims.

(a) Any Party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”) shall promptly notify the Indemnitor in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim and shall include a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such Third Party Claim is based. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party Claim. The failure to give notice as provided in this Section 8.6 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced as a result of such failure.

(b) In the event of the initiation of any Action against the Indemnified Party in connection with a Third Party Claim, the Indemnitor may, within ten (10) days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor, the settlement or defense thereof (in which case any Losses associated therewith shall be the sole responsibility of the Indemnitor, subject to the limitations set forth in Section 8.7 hereof); provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense, and provided, further, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action or any Action by a Governmental Authority, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the applicable limit on liability, if any, set forth in Section 8.7, (iv) the Third Party Claim would reasonably be expected to have a Material Adverse Effect on the Company, (v) the Indemnified Party reasonably believes that the interests of the Indemnitor and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, the Indemnitor could not adequately represent the interests of the Indemnified Party in such claim, (vi) the Indemnitor has failed or is failing to defend in good faith the Third Party Claim, or (vii) the Indemnitor has not acknowledged in writing that such Third Party Claim is subject to, and the Indemnified Party is entitled to, indemnification pursuant to this Article VIII and that the Indemnitor will satisfy such claim in full and the Indemnified Party will not have any liability with respect to such claim.

(c) In the case of any assumption of a defense, negotiation or settlement of any Action, claim or demand pursuant to Section 8.6(b), each of the Parties agrees to reasonably cooperate with the other Party in connection with such defense, negotiation or settlement and to make available to the other Party all witnesses, pertinent records, materials and information in such Party’s possession or under such Party’s control relating thereto as is reasonably required by the other Party; provided, however, that prior to providing such records, materials and information, such other Party shall enter into a customary confidentiality agreement with respect thereto. To the extent the Indemnitor elects not to defend such Action, claim or demand, and the Indemnified Party defends against or otherwise deals with any such Action, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such Action, claim or demand. The Indemnitor may not settle any such Action, claim or demand which settlement obligates the Indemnified Party to pay money, to perform obligations or to admit liability without the written consent of the Indemnified Party. After any final judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter. Such Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) Business Days after the date of such notice.

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(d) To the extent of any inconsistency between this Section 8.6 and Section 5.1 (relating to Tax Proceedings), the provisions of Section 5.1 shall control with respect to Tax Proceedings.

Section 8.7. Limitations. Notwithstanding anything contained in this Agreement or otherwise to the contrary, the obligations of Sellers under this Article VIII (which, for the avoidance of doubt, excludes Tax claims subject to Section 5.1) are subject to the limitations on liability contained in this Section 8.7.

(a) Sellers will not be liable for any Losses (except for Losses related to any breach of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4 or 3.5, 3.13, 3.14, for which there shall be no basket) under this Article VIII until the aggregate amount of all Losses suffered by Buyer exceeds Ten Thousand Dollars ($10,000), in which case Sellers shall be liable for all such Losses in excess of such amount.

(b) In addition to the limitations set forth in Section 8.7(a), the Sellers’ maximum liability, and Buyer’s recourse, with respect to all Claims and Losses, including but not limited to, Legacy Liabilities, under this Article VIII or otherwise, absent fraud by a Seller or intentional misconduct by a Seller, shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000), payable in cash or in stock in the aggregate. Notwithstanding the foregoing, this $2,500,000 limitation shall not apply to any breach of the representations and warranties set forth in Sections 3.13, 3.14, 3.3 and 3.4 hereof, and with respect to which the limit shall be the amount of the Closing Payment.

Section 8.8. Exclusive Remedy.

(a) Except (i) as otherwise provided in any other sections of this Agreement expressly granting rights, remedies or providing for dispute resolution, including as set forth in Section 5.1, and (ii) remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article VIII shall be the exclusive remedy for Losses incurred in connection with this Agreement regardless of the manner in which such claim is characterized or pleaded (i.e. whether such claim is characterized or pleaded as arising in tort, breach of contract, strict liability, indemnification or otherwise).

(b) The right to indemnification or any other remedy based on representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation conducted at any time or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement. The waiver or non-assertion of any condition or termination right based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.

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Section 8.9. Agreement to Mitigate. Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with applicable Requirements of Law any Losses for which such Indemnified Party seeks or may seek indemnification under this Agreement. Notwithstanding anything contained herein to the contrary, if the Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision hereof in respect of such Losses, the Indemnified Party shall promptly notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of such mitigation (less the cost and expense incurred by the Indemnified Party in connection therewith) within thirty (30) days after such benefit is received.

ARTICLE IX

TERMINATION

Section 9.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller Representative;

(b) by Buyer if Sellers have breached any of their representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Article VI and cannot be or has not been cured by the Termination Date as the same may be extended pursuant to Section 9.1(e); provided, that Buyer is not then in material breach of this Agreement and the breach of such representations, warranties, covenants or agreements is not caused by an act or omission of Buyer;

(c) by Sellers if Buyer has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Article VII and cannot be or has not been cured by the Termination Date as the same may be extended pursuant to Section 9.1(e); provided, that no Seller is then in material breach of this Agreement;

(d) by either Buyer or Sellers if any Governmental Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing; provided, however, that prior to invoking this provision as a result of any such order, decree or ruling, the Party invoking it shall negotiate in good faith with the other Party to attempt to agree to modify the transactions on mutually agreeable terms and on an equitable basis (including by implementing alternative means of structuring the transactions in a mutually satisfactory manner), in a way that would eliminate such restraint or prohibition; or

(e) by either Buyer or Sellers if the Closing shall not have occurred on or before November 1, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose actions, or failure to act, or whose breach of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; provided further, however, that Buyer may, in its sole discretion, extend the Termination Date for successive 15-day periods in the event that all conditions to closing set forth in Article VI have been satisfied other than those certain consents or approvals set forth on Schedule 9.1(e), but such extension shall not be later than December 31, 2018 without the consent of Sellers.

Section 9.2. Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Party.

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Section 9.3. Effect of Termination. If this Agreement shall be terminated pursuant to this Article IX, all further obligations of the Parties under this Agreement (other than those obligations in Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7, 10.8, 10.9, 10.12, 10.13, and 10.14) shall be terminated without further liability of any Party to the other; provided, however, that nothing herein shall relieve any Party from liability for its fraudulent acts or willful or knowing breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Confidential Nature of Information. From and after the date hereof until the date that is three (3) years after Closing, Sellers and its Affiliates, on the one hand, and Buyer and its Affiliates (and, following the Closing, the Company), on the other hand, shall, and shall cause their respective representatives to, maintain in confidence any written, oral or other information obtained from and pertaining to the other Party or its Affiliates, except that the foregoing requirements of this Section 10.1 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than, (A) in the case of Buyer’s confidential information, as a result of disclosure by Sellers or its Affiliates or any of their respective representatives in violation of this Agreement and, (B) in the case of Sellers’ confidential information, as a result of disclosure by Buyer or the Company’s or any of their respective Affiliates or representatives in violation of this Agreement, (ii) any such information is required by applicable Requirements of Law or a Governmental Authority to be disclosed after prior notice has been given to the other Party (including in any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably required to be disclosed in connection with any Action or in any dispute with respect to this Agreement and the other Ancillary Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding), (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party or any Affiliate or representative of such Party) that is not known by such Party to be bound by a confidentiality agreement with respect to such information, (v) any such information relates to the federal Income Tax treatment of the Company, the Purchased LLC Interests, or the purchase transaction evidenced by this Agreement, (vi) any such information is required to be disclosed in order to comply with Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, or (vii) any such information becomes known or available pursuant to or as a result of the carrying out of the provisions of an Ancillary Agreement, so long as such Ancillary Agreement contains confidentiality provisions, in which case such information shall be governed by the confidentiality provisions contained in such Ancillary Agreement. Each of the Parties shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality. Notwithstanding the foregoing, nothing in this Section 10.1 shall prohibit (A) Buyer from disclosing after the Closing any information related to the Company, and (B) Sellers from disclosing the terms of this Agreement to their attorneys, accountants, and financial advisers.

Section 10.2. No Public Announcement. Sellers and Buyer shall not, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

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Section 10.3. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally (against receipt), by facsimile (and immediately after transmission, receipt of which has been confirmed by telephone by the sender), sent by e-mail (and immediately after transmission, receipt of which has been confirmed by telephone by the sender) or when sent by registered or certified United States mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express or UPS) addressed as follows:

If to Buyer, to:

Nexien BioPharma Inc.

4340 E. Kentucky Avenue, Suite 206

Glendale, CO 80246

Attention: Alain Bankier

Email: alain@intivabiopharma.com

with a copy (which shall not constitute notice) to:

Doida Law Group LLC

8480 E. Orchard Road, Suite 2000

Greenwood Village, CO 80111

Attention: Fay Matsukage, Esq.

Email: fay@doidalaw.com

If to Sellers, to:

Joseph F. Aceto, Ph.D., Esq., Seller Representative

1617 Newark Road

Kennett Square, PA 19348

Email: j.aceto@crxbio.com

or to such other address as such Party may indicate by a notice delivered to the other Party.

Section 10.4. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party; provided, however, that Buyer may assign all of its rights, but not its obligations, hereunder to Affiliates of Buyer upon notice to Sellers. It is expressly agreed that nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person other than the Parties and their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 10.5. Entire Agreement; Amendments. This Agreement and the documents delivered pursuant hereto (including the Ancillary Agreements) contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties (including that certain letter of intent dated October 1, 2018 with respect to the transactions contemplated hereby). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

Section 10.6. Interpretation. The representations and warranties of each Party shall be deemed to be, in the aggregate, material and to have been relied upon, in the aggregate, by the other Party, notwithstanding any investigation heretofore or hereafter made by the other Party. The information set forth in the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Sellers and Buyer, respectively, set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of this Agreement. Disclosure concerning any agreement or other document to which reference is made in the Schedules is qualified by reference to the agreement or other document.

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Section 10.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.8. Expenses. Except as expressly set forth herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

Section 10.9. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.10. Execution in Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or sent by email in portable document format (PDF)) in counterparts, each of which shall be considered an original instrument, but all of which shall be deemed to constitute one and the same agreement, which agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to all of the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 10.11. Further Assurances. Subject to, and not in limitation of, the provisions set forth elsewhere in this Agreement (including in Section 8.5), each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under applicable Requirements of Law to consummate and make effective the transactions contemplated by this Agreement, including: (a) the satisfaction of the conditions precedent to the obligations of any of the Parties; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other Party may reasonably require in order to carry out the intent of this Agreement. From and after the Closing, Sellers and Buyer will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested by any Party to carry out the purposes and intent of this Agreement and any other Ancillary Agreement, including the acquisition of necessary authorizations or consents that were not required to be obtained by the Closing (or as to which delivery at the Closing was waived).

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Section 10.12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. By the execution and delivery of this Agreement, Sellers and Buyer submit to the exclusive personal jurisdiction of any state or federal court in Denver, Colorado, in any Action arising out of or relating to this Agreement and the Ancillary Agreements. In any such Action, each Party hereby irrevocably waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any such Action brought in such court and any claim that any such Action brought in such court has been brought in an inconvenient forum. Each Party also agrees that any final, non-appealable judgment against a Party in connection with any Action may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each Party agrees that any process or other paper to be served in connection with any Action under this Agreement shall, if delivered, sent or mailed in accordance with Section 10.3, constitute good, proper and sufficient service thereof.

Section 10.13. Waiver of Jury Trial. Each of Buyer and Sellers hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between Buyer and Sellers arising out of or related to the transactions contemplated by this Agreement or any of the Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Either Buyer or Sellers may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.14. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. Each of the Parties hereto hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 10.15. Disclosure Schedules. The inclusion of an item in any Disclosure Schedule to this Agreement as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect. The information contained in any Disclosure Schedule is disclosed solely for the purposes of this Agreement and any descriptions or terms of agreements and documents in the Disclosure Schedules are summaries only and are qualified in their entirety by the specific terms of such agreements and documents. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists and has actually occurred. Where the representations and warranties in this Agreement contain specific dollar thresholds, the items, contracts and other matters listed in response thereto may include items, contracts and other matters that are below such dollar thresholds. Any disclosure set forth in one section of a Disclosure Schedule shall apply to (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number; and (ii) any representation and warranty to which it is referred by cross reference.

[Signature page follows. The remainder of this page has been left blank intentionally.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

/s/ Joseph Aceto
Name:	Joseph Aceto

/s/ Frank Manganella
Name:	Frank Manganella

/s/ Jeremy Reeh
Name:	Jeremy Reeh

/s/ Alex Wasyl
Name:	Alex Wasyl

/s/ Robert McKean
Name:	Robert McKean

/s/ Michael Fenn
Name:	Michael Fenn

BUYER:
NEXIEN BIOPHARMA, INC.

By:	/s/ Alain Bankier
Name:	Alain Bankier
Title:	Interim Chief Executive Officer

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SCHEDULE 1.1

PERMITTED ENCUMBRANCES

N/A

SCHEDULE 2.5(b)

SERVICES TO BE PROVIDED BY SELLERS

Preliminary Scope of CRx Bio’s Team Roles:

Alex Wasyl - Preliminary scope of the CEO role:

Lead Company with Chief Strategy Officer, Business Development Team, and board to:

●	Define milestone-driven objectives

●	Evolve and adhere to company roadmap

●	Drive company PR objectives

●	Assist in company fundraising objectives, including investor roadshows and investor and corporate conference calls (e.g. Quarterly updates)

●	Attend and/or speak at relevant industry events throughout the calendar year

●	Oversee and guide the scientific team, collect reporting from the scientific team, and circulate to Business Development Team, board, and Chief Strategy Officer

●	Coordinate with the legal and IP team to ensure optimal workflow, reporting, and dialogue between legal/IP, scientific team, and the board/executive management

●	Perform traditional responsibilities associated for CEO’s for publicly listed entities, including regulatory oversight and governance (see additional document of traditional Life Sciences CEO role and responsibility)

Joseph Aceto - Preliminary resident/in-house counsel role:

●	Complete, update (as necessary) and co-manage provisional filings for the combined CRx & NTVA patent portfolio

●	IP Strategy review & development of more robust IP filings in conjunction with data received from formulation and POC pre-clinical studies, both domestically & internationally

●	Strategy and business development support including ongoing coordination with the advisory team, science team and the Board of Directors

●	Advise on business, market and regulatory trends, focusing on the IP landscape as the industry (mass market and medicinal marijuana) develops

●	Assist with academia roadmaps, publishing rights and commercialization of NTVA’s combined product pipeline

●	Work with management in contractual arrangements such as but not limited to in- license and out-license, supply, manufacture, employment, etc. (other specific agreements encountered by start-up bio pharma companies)

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●	Develop company policies for protecting all intellectual and real property within the company

●	Liaise with outside and foreign counsel on all relevant company legal matters, including patent matters

●	Develop company policies for protecting ALL company intellectual (patent, trademark, copyright, and trade secrets) and real property important for the company’s development and future

Francis J Manganella - Preliminary Scope as role of Business Development/Strategic Officer:

●	Business Development & Strategy Officer- includes strategic planning, growth and identifying strategic partners (e.g. Canadian LPs, Israeli life science companies, U.S.-based universities), both domestically and internationally, and reviewing Nexien’s organizational structure from a governance, accounting, and legal perspective

●	Assist in content development, quality review, and approved distribution and promotion of company pitch decks and other company marketing documents, including any public press releases as well as assist in content development and timely maintenance of the company website. This also includes the Executive Summary (s) and other relative compressed documentation, scientific papers as an addendum, related to business development

●	Analysis of funding requirements (e.g. Cash Flow Analysis, projected monthly burn rates and Sources and Uses of Funds

●	Assist in financial forecasts (e.g. Pro Forma and GAAP) and maintain current valuations (risk-adjusted valuations based on generally-known market risk factors)

●	Assist in authoring Investor Memorandums (i.e. Private Placement and/or non- registered placements). Negotiate investor Term Sheets for capital raise and lead all company funding rounds

●	Assist in Investor Relations - Liaison with investors, from initial capital raise to ongoing reporting of company’s financial progress (e.g. “Investor Updates”). Develop target investor profiles based on prior knowledge and experience with distinct investor types (previous and potential investors in both medicinal cannabis and traditional sciences and technologies)

●	Investor Communication Planning- Assist with investor communication planning efforts including overall messaging to investors, the types of communication, frequency of communication, and frequency of content updates

Jeremy Reeh - Preliminary scope of the Chief Scientific Officer/Head of Translational Science role:

●	Responsible for scientific thought leadership encompassing formulation development, translational medicine, regulatory affairs, safety pharmacology, CMC, manufacturing/scale-up/tech transfer, pre-IND work, IND-enabling studies, First-In-Human, Early-Phase/Late-Phase Clinical

●	Responsible for building and maintaining operational R&D roadmap with input from scientific team

●	Responsible for identifying technical requirements of R&D operating plan and matching requirements with either in-house core competencies or external third- parties

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●	Responsible for steering R&D projects from beginning to end while maintaining adequate project and risk management controls

●	Responsible for ensuring fitness and integrity of all study-related data and maintaining data compliance with FDA US-GLP/GMP/GCP and CFR requirements (Code of Federal Regulations)

●	Liaise with company regulatory affairs to satisfy all inquiries from FDA/regulatory

●	Responsible for designing, implementing and maintaining company’s Laboratory Information Management (LIMs) system, Electronic Laboratory Notebook system, and/or other necessary scientific data capture system/device

●	Actively manage and oversee ongoing research programs, inclusive of those executed with academic partners and/or contracted private party research organizations

Robert McKean as an Advisory Board member:

●	Providing technical scientific advisement to CRx Bio in relation to its technology, including but not limited to discovery/formulation, pre-clinical, IND-enabling, first-in-human, clinical and post-approval stages of development

●	Providing guidance on relevant basic and applied research and technical developments

●	Providing guidance on key medical applications, particularly by reference to pharmaceutical drug development

●	Providing technical assessment and commentary on research and product development

●	Acting as a key opinion-leader regarding scientific affairs as well as technical product development

●	Advising on specific commercial applications

●	Advising and providing critical input concerning pre-clinical POC, IND- enabling, first-in-human, and early/late-phase clinical studies

●	Networking on behalf of CRx Bio and making introductions where appropriate

SCHEDULE 3.2

FOREIGN QUALIFICATION JURISDICTIONS

N/A

SCHEDULE 3.6(b)

SELLERS’ FILINGS, CONSENTS AND APPROVALS

N/A

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SCHEDULE 3.7(a)

FINANCIAL STATEMENTS

Attached

SCHEDULE 3.7(b)

GAAP EXCEPTIONS

N/A

SCHEDULE 3.7(c)

UNDISCLOSED LIABILITIES

N/A

SCHEDULE 3.10

GOVERNMENTAL PERMITS

N/A

SCHEDULE 3.11

REAL PROPERTY LEASES

N/A

SCHEDULE 3.12

PERSONAL PROPERTY LEASES

N/A

SCHEDULE 3.13

INTELLECTUAL PROPERTY (GENERAL)

SEE 3.13 (e)

SCHEDULE 3.13(e)

REGISTERED INTELLECTUAL PROPERTY AND SOFTWARE

US provisional application 62/583,535 filed November 09, 2017

US provisional application 62/217,193 filed January 13, 2018

US provisional application 62/638,194 filed March 04, 2018

url: https://www.crxbio.com/ and related website

twitter handle and all other social media names and assets related to the CRx

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SCHEDULE 3.16(a)

MATERIAL CONTRACTS

Scientific Advisory Board Agreement with Michael Fenn dated April 26, 2018

Scientific Advisory Board Agreement with Robert McKean dated April 26, 2018

University of Pennsylvania Master Collaborative Research Agreement dated July 19, 2018

SCHEDULE 3.16(b)

DEFAULTS

N/A

SCHEDULE 3.21

TRANSACTIONS WITH AFFILIATES

N/A

SCHEDULE 3.22

BANK AND BROKERAGE ACCOUNTS

N/A

SCHEDULE 4.4

BUYER’S FILINGS, CONSENTS AND APPROVALS

None.

SCHEDULE 6.2

SELLERS’ REQUIRED CONSENTS

All of the Intellectual Property presently being used in the business of the Company has been transferred to the Company and are owned by the Company without any encumbrances thereon.

SCHEDULE 7.2

BUYER’S REQUIRED CONSENTS

None.

SCHEDULE 9.1(e)

CERTAIN APPROVALS

None.

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